Exhibit 10.2

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of
Agreement for sale and purchase of ships. Adopted by The
Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 20th August 2008
Iris Marine Carriers S.A., Panama hereinafter called the Sellers, have agreed to sell, and	1
Gavial Marine Corporation, Liberia, a guaranteed nominee of Oceanaut Inc., Marshall Islands hereinafter called the Buyers, have agreed to buy	2
Name: m/v “IRIS II”	3
Classification Society/Class: NK Class Built: 2004 By: Sanoyas Shipyard, Japan Flag: Panamax Place of Registration: Panama Call Sign: 3EPS5 Grt/Nrt: 38,871/25,194 ~~Register~~ IMO Number: 9286906	4 5 6 7 8
hereinafter called the Vessel, on the following terms and conditions:	9
Definitions	10
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.	11 12
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.	13 14
“Classification Society” or “Class” means the Society referred to in line 4.	15
1. Purchase Price Usd 93,000,000 (United States Dollars Ninety Three Million)	16

2. Deposit	17

As security for the correct fulfilment of this Agreement the Buyers shall ~~pay~~ lodge a deposit of 10%
(ten per cent) of the Purchase Price within 3 (three) banking days after all subjects having been lifted and unspacking has occurred and from the date of this
Agreement having been signed by both parties on a facsimile form, whichever the latter. This deposit shall be placed with the Sellers’ nominated bank
18 19 20
and shall be held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance
with joint written instructions of the Sellers and the Buyers. Interest~~, if any,~~ earned on the joint account to be credited to the
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the
Buyers. Banking fees, if any, for holding the deposit shall be split equally between the Buyers and Sellers. Any bank charges of Sellers’ Bank to be for Sellers’ account. Any bank charges of Buyers’ bank to be for Buyers’ account.
21 22 23 24
3. Payment	25
The release of the 10 percent deposit ~~said~~ and 90 percent balance of the Purchase Price of the Vessel along with value of R.O.B. lubricants (per 7 herein) shall be paid in full free of any bank charges to
Sellers’ nominated bank
on delivery of the Vessel, but not later than 3 (three) banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and a valid Notice of Readiness has been ~~given~~ tendered by the Seller to the Buyer in accordance with
26 27 28 29

Clause 5 and the terms and conditions of this agreement, against the protocol of delivery, bill of sale and other usual delivery documents requried for the registration of each Vessel under the Buyers’ flag of choice. Any closing charges to be borne equally between the Buyers and Sellers.
4. Inspections	30
The Buyers have waived their rights to inspect the Vessel and her Class Records. Thus this transaction is outright and subject only to the terms hereto.
~~a)*~~	~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers~~
~~have also inspected the Vessel at/in on~~
~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~
	~~subject only to the forms and conditions of this Agreement.~~	31 32 33 34

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~	35 36

	~~The Sellers shall provide for inspection of the Vessel at/in~~	37

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~
~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~
~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~
~~become outright and definite subject only to the terms and conditions of this Agreement,~~
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~
	~~after completion of such inspection.~~	38 39 40 41 42 43 44 45

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be~~
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~
	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	46 47 48

*	~~4 a) and 4b)-are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~	49 50

5. Notices, time and place of delivery		51

a)	The Sellers shall keep the Buyers well ~~informed~~ advised ~~of the~~ as to the Vessel’s ~~itinerary~~ movements and shall provide the Buyers with 30, 15, 7 and 3 days approximate notice of the estimated time of ~~arrival~~ delivery. ~~at the~~
~~intended place of drydocking/underwater inspection/delivery.~~ Sellers shall tender Notice of
Readiness only When the Vessel is at the place
of delivery and is in ~~every~~ all ~~respect~~ aspects physically ready for delivery in accordance with this
	Agreement and on successful completion of Divers’ inspection. , ~~the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~	52 53 54 55 56

b)	The Vessel shall be delivered to the Buyers after Divers’ inspection, which should be carried out at the port of delivery free of cargo and taken over safely afloat at a safe and accessible berth/port or
anchorage ~~at/~~in the option of the Sellers. Vessel shall be delivered to the Buyers at a safe port worldwide
	in the Sellers’ option.	57 58 59

	Expected time of delivery; between 1st October 2008 and 1st December 2008	60

	Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 1st December 2008 in the option of the Buyers.	61

	In the event that the Buyers are able to lift their subjects described herein prior to the 30th

September 2008 then the above laycan and cencelling dates to be brought forward by the same number of days but always giving the Sellers two clear months within which to deliver the Vessel from the time of such subjects being lifted.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the
Buyers have not declared their option within 7 running days of receipt of the Sellers’
notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling
	date stipulated in line 61.	62 63 64 65 66 67 68 69 70 71

	If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.	72 73 74 75 76

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.	77 78 79

6.	Drydocking/Divers Inspection	80

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~	81 82 83 84 85 86 87

b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification
Society. If the conditions at the port of delivery are unsuitable for such inspection, the
Sellers shall make the Vessel available at a suitable alternative place near to the delivery
	port.	88 89 90 91 92 93 94 95

In the event that the Divers’ inspection reveals any damage to the Vessel’s underwater parts which would impose a condition against the Vessel’s present Class and Class imposes a condition but the Vessel is not required to be repaired before her next scheduled
Drydocking, then Sellers shall pay to the Buyers the estimated cost to repair such damage in a way which is acceptable to the Class and which shall be the direct cost of the repair, excluding Drydocking costs, for such damage only and to be based on the mean of two quotations given by nearest ship yards, one chosen by the Sellers and one chosen by the
Buyers. The amount as agreed shall be deducted from the balance of the purchase money at the time of Delivery.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, the repair of which cannot be postponed until the Vessel’s next scheduled Drydocking, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the
Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society
	without condition/recommendation*. In such event the Sellers are to pay also for the cost of	96 97 98 99 100 101 102 103 104 105

	the underwater inspection and the Classification Society’s attendance.	106

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-
docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the
	drydocking and extra steaming, but limited to a maximum of 14 running days.	107 108 109 110 111 112 113 114

c)	If the Vessel is drydocked pursuant to Clause ~~6 a) or~~ 6 b) above	115

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without
	condition/recommendation*.	116 117 118 119 120 121 122 123 124 125 126 127

	(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.	128 129 130 131 132

	(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.	133 134 135 136 137

	(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.	138 139

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the
Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the
Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether
	the Vessel is in drydock or not and irrespective of Clause 5 b).	140 141 142 143 144 145 146 147 148 149

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.	150 151

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.	152 153
7. Spares/bunkers, etc.		154
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, ~~and on~~ ashore and on order without extra charge. All spare parts and spare equipment ~~including spare tail and shaft(s) and/or spare propeller(s)/propeller blade(s),~~ if any, belonging to the Vessel ~~at the time of inspection~~ used or unused, whether on board or not shall become the Buyers’ property. ~~, but spares on order are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to		155 156 157 158 159

replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. ~~The~~ All radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. ~~Unused~~ Broached/unbroached stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.	160 161 162 163 164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the
Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. ~~Captain’s~~ Master’s

Officers’ and Crew’s personal ~~belongings~~ effects, ~~including the~~ Master’s slop chest and the Vessel’s
ISM and ISPS documentation and manuals
as well as manuals prepared by the Manager of the Seller are to be excluded from the sale, as well as the following additional items (including items on hire): No hired items. All Oxygen and Acetyline bottles will be removed prior to delivery.	165 166 167 168 169

SOPEP, SOLAS training manuals, cargo securing manuals and ballast water management plans will remain on board the Vessel but the Buyer to undertake to cross out all references of those documents as to the Seller and/or the Seller’s Manager.

The Buyers shall take over and pay extra for the cost of ~~the remaining bunkers and~~ unused lubricating oils in designated storage tanks and/or
in sealed/unbroached drums ~~and pay the current~~ at Sellers’ last net ~~market~~ contract price as evidenced by Sellers’ invoices. ~~(excluding barging expenses) at the port and date~~
~~of delivery of the Vessel.~~
Payment under this Clause shall be made at the same time and place and in the same currency as
the Purchase Price.	170 171 172 173

8. Documentation	175

The place of closing: Piraeus, Greece	176
Documents to be listed in an addendum to this agreement.

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~	177 178
~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime lions or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~	179 180 181 182

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~	183 184

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~	185

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~	186 187

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	188 189 190 191 192 193

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~	194 195 196

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.	197 198 199

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.	200 201 202 203 204 205 206

9. Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from ~~all charters,~~ any encumbrances, taxes, liens, mortgages and ~~maritime liens or~~ any other debts or claims whatsoever. The Sellers hereby undertake
to indemnify the Buyers against all consequences of claims made against the Vessel which have
been incurred prior to the time of delivery.	208 209 210 211

10. Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.	213 214 215

11. Condition on delivery	216

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of this agreement ~~inspection~~, fair wear and tear excepted.	217 218 219

However, the Vessel shall be delivered with her present class maintained and with all continuous surveys up to date, free from ~~without~~ any ~~condition~~/recommendations ~~*~~, free of average damage affecting the Vessel’s class, and with all her classification certificates and national /international trading certificates, as well as all other certificates the Vessel had at the time of this agreement ~~inspection, valid and~~ clean, valid and unextended without ~~condition/~~ recommendations ~~*~~ by Class or the relevant authorities at the time of delivery.	220 221 222 223 224

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.	225 226 227

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.	228 229

12. Name/markings	230

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.	231

13. Buyers’ default	232

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.	233 234 235

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.	236 237 238 239

14. Sellers’ default	240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven
negligence and whether or not the Buyers cancel this Agreement.	241 242 243 244 245 246 247 248 249 250 251 252 253 254

15. Buyers’ representatives	255

After this Agreement has been signed by both parties and the 10 percent deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense ~~upon~~
~~arrival at       on or about~~
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the normal operation of the Vessel up to and including her delivery. The existing crew will provide due assistance for familiarisation. The
Buyers’ representatives shall sign the ~~Sellers’~~ usual P&I ~~letter of~~ indemnity forms requested by the
Sellers prior to their embarkation.	256 257 258 259 260 261

16. Arbitration	262
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree
	they shall appoint an umpire whose decision shall be final.	263 264 265 266 267 268 269 270

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~
~~United State Code and the Law of the State of New York and should any dispute arise out of~~
~~this Agreement, the matter in dispute shall be referred to three persons at Now York, one to~~
~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~
~~Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~
	~~Arbitrators, Inc. New York.~~	271 272 273 274 275 276 277 278

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there. The laws of shall govern this Agreement.~~	279 280 281

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.	282 283

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and
Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

Additional clauses to the Memorandum of Agreement dated 20th August 2008 of the sale of the m/v “IRIS II”
between “Iris Marine Carriers S.A.”, Panama (the SELLERS)
and
“Gavial Marine Corporation”, Liberia (the BUYERS)
Clause 17
The Sellers shall provide the Buyers with a letter whereby they will undertake that to the best of the Sellers’ knowledge, the Vessel under their current ownership has not been blacklisted by any nation including the Arab Boycott League.
Clause 18
The sale transaction of the Vessel includes the balance of a timecharter dated 20th
December 2007 to messrs Mitsui OSK Lines of Tokyo (she has been delivered to charterers’ service on 29th February 2008) for a period of about 59 to 61 months
(where about means 15 days) with the following hire rates:
Usd 50,000 diot for the first year
Usd 44,000 diot for the second year
Usd 42,000 diot for the third year
Usd 39,500 diot for the fourth year
Usd 34,500 diot for the fifth year
Copy of the relevant charterparty has been provided to the Buyers and has been accepted by them.
Clause 19
A Novation Agreement will be made between the Sellers as Novator, the Charterer and the Buyer as Novatee at terms and conditions to be mutually agreed between those parties to the effect that as from an agreed effective date the Novatee will step in to the shoes of the Novator in relation to the Charter.
The Novation Agreement comes into effect at anytime after the delivery of the Vessel to the Buyer and commencement of the charter to Irika Shipping S.A.
Clause 20
This transaction is subject to:
a)	The Guarantor’s Board of Director’s Approval to be lifted by latest 30th September 2008.

b)	The approval of the Buyer as new owners/managers of the Vessel by the Time Charterers to be lifted latest within 7 working days from the time when the Guarantor will lift it’s subject per paragraph a) above.
It is understood that Buyers shall take over this Charter Party in accordance with the terms of a standard Novation agreement as per Clause 19 hereabove, the consent of the parties to such terms not to be unreasonably witheld. However, in the unlikely even that the Time Charterers will not approve the Buyers as the new managers of the Vessel, Irika Shipping S.A. undertake to remain in the chain of the Charter Party on a back-to-back basis with the Charterers and the Buyers and even more to continue to be involved in the management of the Vessel (operational, technical or otherwise) so that the sale to effected irrespectively.

/s/ Julian Brynteson, H. Clarkson & Co. Ltd, Attorney in Fact	/s/ Gabriel Panayotides, Chief Executive Officer and President

For the Sellers	For the Buyers